SECTION 19(a) NOTICE

Hartford, CT, July 19, 2018 — Virtus Total Return Fund Inc. (NYSE: ZF) declared a distribution of $0.361 per share to shareholders of record at the close of business on July 12, 2018 (ex-date July 11, 2018).

The following table sets forth the estimated amounts of the most current distribution and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2018 (QTD)		Year-to-date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$0.109	30.3%	$0.219	20.2%
Net Realized Foreign Currency Gains	—	0.0%	—	0.0%
Net Realized Short-Term Capital Gains	—	0.0%	—	0.0%
Net Realized Long-Term Capital Gains	—	0.0%	0.079	7.3%
Return of Capital (or other Capital Source)	0.252	69.7%	0.785	72.5%

Total Distribution	$0.361	100.0%	$1.083	100.0%

(1)	YTD December 1, 2017 to November 30, 2018.

June 29, 2018
Average Annual Total Return on NAV for the 5-year period (2)	9.47%
Current Fiscal YTD Annualized Distribution Rate (3)	12.64%
YTD Cumulative Total Return on NAV (4)	-9.80%
YTD Cumulative Distribution Rate (5)	9.48%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the fund’s NAV and reinvestment of all distributions.
(3)	Current Fiscal YTD Annualized Distribution Rate is the current distribution rate annualized as a percentage of the fund’s NAV at quarter end.
(4)

YTD Cumulative Total Return on NAV is the percentage change in the fund’s NAV from the first day of the year to this quarter end, including distributions paid and assuming reinvestment of those distributions.

(5)	YTD Cumulative Distribution Rate is the dollar value of distributions from the first day of the year to this quarter end as a percentage of the fund’s NAV at quarter end.

Virtus Total Return Fund Inc. - 2

Under the terms of its managed distribution plan, the fund will seek to maintain a consistent distribution level that may be paid in part or in full from net investment income and realized capital gains, or a combination thereof. You should not draw any conclusions about the fund’s investment performance from the amount of this distribution or from the terms of the fund’s managed distribution plan. Shareholders should note, however, that if the fund’s aggregate net investment income and net realized capital gains are less than the amount of the distribution level, the difference will be distributed from the fund’s assets and will constitute a return of the shareholder’s capital.

The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the distributions will depend on the fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

For more information on Virtus Total Return Fund Inc., contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the closed end fund section on the web at www.virtus.com.

Cusip: 92837G100

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SECTION 19(a) NOTICE

Hartford, CT, October 18, 2018 — Virtus Total Return Fund Inc. (NYSE: ZF) declared a distribution of $0.361 per share to shareholders of record at the close of business on October 11, 2018 (ex-date October 10, 2018).

The following table sets forth the estimated amounts of the most current distribution and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	September 2018 (QTD)		Year-to-date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$0.063	17.5%	$0.282	19.5%
Net Realized Foreign Currency Gains	—	0.0%	—	0.0%
Net Realized Short-Term Capital Gains	—	0.0%	—	0.0%
Net Realized Long-Term Capital Gains	—	0.0%	0.079	5.5%
Return of Capital (or other Capital Source)	0.298	82.5%	1.083	75.0%

Total Distribution	$0.361	100.0%	$1.444	100.0%

(1)	YTD December 1, 2017 to November 30, 2018.

September 28, 2018
Average Annual Total Return on NAV for the 5-year period (2)	8.73%
Current Fiscal YTD Annualized Distribution Rate (3)	12.89%
YTD Cumulative Total Return on NAV (4)	-8.57%
YTD Cumulative Distribution Rate (5)	12.89%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the fund’s NAV and reinvestment of all distributions.
(3)	Current Fiscal YTD Annualized Distribution Rate is the current distribution rate annualized as a percentage of the fund’s NAV at quarter end.
(4)

YTD Cumulative Total Return on NAV is the percentage change in the fund’s NAV from the first day of the year to this quarter end, including distributions paid and assuming reinvestment of those distributions.

(5)	YTD Cumulative Distribution Rate is the dollar value of distributions from the first day of the year to this quarter end as a percentage of the fund’s NAV at quarter end.

Virtus Total Return Fund Inc. – 2

Under the terms of its managed distribution plan, the fund will seek to maintain a consistent distribution level that may be paid in part or in full from net investment income and realized capital gains, or a combination thereof. You should not draw any conclusions about the fund’s investment performance from the amount of this distribution or from the terms of the fund’s managed distribution plan. Shareholders should note, however, that if the fund’s aggregate net investment income and net realized capital gains are less than the amount of the distribution level, the difference will be distributed from the fund’s assets and will constitute a return of the shareholder’s capital.

The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the distributions will depend on the fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

For more information on Virtus Total Return Fund Inc., contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the closed end fund section on the web at www.virtus.com.

Cusip: 92837G100

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